Exhibit 23.1

                              MINTZ & PARTNERS LLP


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Wireless Age Communications, Inc.:

We consent to the use of (i) our report dated March 26, 2004 and the accompanying financial statements (appearing in the Annual Report on Form 10-KSB for the year ended December 31, 2003); and (ii) our report dated March 24, 2005 and the accompanying financial statements (appearing in the Annual Report on Form 10-KSB for the year ended December 31, 2004), in this Amendment Number 6 to the Registration Statement of Wireless Age Communications, Inc. and subsidiaries on Form SB-2/A (the "Registration Statement") and related prospectus.

In addition, we consent to the reference to our firm under the heading "Experts" in the Registration Statement and related prospectus.


Toronto, Canada
December 13, 2005


/s/ MINTZ & PARTNERS LLP
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MINTZ & PARTNERS LLP
Chartered Accountants